UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 29, 2010

HMS Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-50194	11-3656261
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

401 Park Avenue South, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 725-7965

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02: Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers;

Election of Board Member

On July 29, 2010, the Board of Directors (the “Board”) of HMS Holdings Corp. (the “Registrant”) elected Bart M. Schwartz to the Registrant’s Board, bringing the Registrant’s Board to ten directors. The Board also appointed Mr. Schwartz to serve as the Chairperson of the Registrant’s Compliance Committee.

There is no arrangement or understanding between Mr. Schwartz and any other persons pursuant to which Mr. Schwartz was selected as a director. There are no related person transactions involving Mr. Schwartz that are reportable under Item 404(a) of Regulation S-K.

Mr. Schwartz will participate in the compensation program for the Company’s non-employee directors, which, as described below under the heading “Board Compensation” was amended on July 29, 2010.

Robert M. Holster

Also on July 29, 2010, Robert M. Holster, currently an employee of the Registrant and the non-executive Chairman of the Registrant’s Board of Directors announced that effective January 1, 2011 he will transition to the Registrant’s non-employee Chairman of the Board. In connection with this transition, Mr. Holster’s compensation as the non-employee Chairman will be as set forth below under the heading “Board Compensation”.

Appointment of Principal Accounting Officer

Also on July 29, 2010, the Board appointed Joseph M. Donabauer as the Registrant’s Principal Accounting Officer and Assistant Treasurer.

Mr. Donabauer, 47, has served as our Vice President and Controller since October 2007. From May 2002 to October 2007, Mr. Donabauer served as the Vice President and Controller of Memory Pharmaceuticals Corp, during which time he was also designated as Principal Financial and Accounting Officer. From 1999 to 2002, Mr. Donabauer held senior financial management positions at Genzyme Biosurgery (formerly Biomatrix Incorporated), including Controller of the New Jersey operations. Prior to joining Genzyme, Mr. Donabauer held financial management positions at General Signal (now SPX Corp.), Hoffman-La Roche and Reckitt & Colman (now Reckitt Benckiser).

The terms of Mr. Donabauer’s employment were not amended in connection with this appointment. There is no arrangement or understanding between Mr. Donabauer and any other persons pursuant to which Mr. Donabauer was appointed as the Registrant’s Principal Accounting Officer. There are no related person transactions involving Mr. Donabauer that are reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Donabauer any director or executive officer of the Registrant.

Executive Compensation

Also on July 29, 2010, the Board approved the following compensation changes and authorized the grant on February 18, 2011 (the “Grant Date”), under the Registrant’s Amended and Restated 2006 Stock Plan, of restricted stock units to certain of its Named Executive Officers and executive officers. The number of restricted stock units granted to each Named Executive Officer will be calculated by dividing the amount set forth opposite such Named Executive Officer’s name by the grant date fair value of the Registrant’s common stock (computed in accordance with FASB ASC Topic 718) and which restricted stock units shall vest annually in 25% increments commencing on the second anniversary of the Grant Date.

Name	Salary Effective	Value of Restricted
	August 1, 2010	Stock Units (s)

William C. Lucia	$650,000	1,350,000
President and Chief Executive Officer

Walter D. Hosp	$425,000	900,000
Chief Financial Officer

Board Compensation

On July 29, 2010, the Registrant’s Board of Directors reviewed the compensation paid to directors for service on the Board and its Committees and adopted a new Board compensation program which will be effective for the third quarter of 2010. The Board determined the following: (i) the annual cash retainer for each non-employee director would remain at $35,000; (ii) the annual cash retainer for the Audit Committee Chair would be increased from $5,000 to $10,000; (iii) a new annual cash retainer of $10,000 would be instituted for all other Committee Chairs; and (iv) the 2010 annual equity compensation award to non-employee directors would consist of a grant of non-qualified stock options and restricted stock units (on an “equal number of units basis”) with an aggregate value of $80,000. The equity would be granted on October 1 of each fiscal year. The annual equity compensation award to non-employee directors will consist of a grant of non-qualified stock options and restricted stock units with an aggregate value of $80,000. The actual number of shares of common stock underlying the stock options and the restricted stock units will be calculated based on the grant date fair value computed in accordance with FASB ASC Topic 718. The stock options and restricted stock units shall vest quarterly over a one year period commencing on the date of grant.

In addition, the Board approved the following compensation package for a non-employee Chair of the Board (in addition to the compensation outlined above for membership as a non-employee Board member): (i) annual cash retainer of $41,000, and (ii) equity compensation consisting of a grant of non-qualified stock options and restricted stock units (on an “equal number of units basis”) with an aggregate value of $94,000. The equity would be granted on October 1 of each fiscal year. The actual number of shares of common stock underlying the stock options and the restricted stock units will be calculated based on the grant date fair value computed in accordance with FASB ASC Topic 718. The stock options and restricted stock units shall vest quarterly over a one year period commencing on the date of grant.

There will be no other payments for any director activities, except for reimbursement for all costs and expenses incurred for attendance at Board of Directors’ meetings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Holdings Corp.

August 4, 2010	By:	/s/ Walter D. Hosp

Name: Walter D. Hosp
Title: Chief Financial Officer